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                                                                    EXHIBIT 99

                    APPLIED INDUSTRIAL TECHNOLOGIES DECLARES
                            THREE-FOR-TWO STOCK SPLIT


CLEVELAND, OHIO (November 16, 2004) - Applied Industrial Technologies (NYSE-AIT) today announced that its Board of Directors declared a three-for-two stock split payable on December 17, 2004 to shareholders of record on December 3, 2004.

"We are pleased to announce our split. The trading volume in our stock has consistently increased over the last year, and this move makes more shares available to the marketplace," said David L. Pugh, Chairman and Chief Executive Officer of Applied. "In addition, the share price of our stock following the split should make the stock more attractive to a broader audience of investors."

On December 17, an additional stock certificate will be issued representing one additional share of common stock for every two shares of common stock held. Stock certificates presently held continue to be valid and should be retained. Fractional shares will not be issued but will be paid in cash. Following the stock split, approximately 29,600,000 shares of the company's common stock will be outstanding.

With more than 430 facilities and 4,300 employee associates across North America, Applied Industrial Technologies offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2004, the Company posted sales of $1.52 billion. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as "will," "believe," "should" and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly,

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actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For financial information, contact Mark O. Eisele, Vice President - Chief
Financial Officer at 216-426-4417. Contact for media is Richard C. Shaw, Vice President - Communications, at 216-426-4343.